EXHIBIT 10.13

MANUFACTURING SERVICES AGREEMENT

THIS AGREEMENT (the "AGREEMENT") is entered into and effective as of April 1 , 2008, by and between MACH ONE CORPORATION, a Nevada corporation ("Mach One"), and NUTRITIONAL SOLUTIONS LLC, a Nevada corporation (“NSL”) (collectively, the "Parties").

W I T N E S S E T H :

WHEREAS, NSL desires to purchase from Mach One, on an exclusive basis, certain raw materials as defined herein; and

WHEREAS, NSL requires manufacturing for commercial sale of its products and has need for processing capacity for a specified time and in a specified manner;

WHEREAS, Mach One possesses suitable manufacturing facilities for product required by NSL, and will use its best efforts to manufacture product in a timely manner according to NSL'S specifications and in accordance with good manufacturing practices and the terms of this Agreement;

WHEREAS, NSL has agreed to exclusively purchase certain raw materials from Mach one and has engaged Mach One to process certain quantities of product; and Mach One has agreed to exclusively sell certain raw materials to NSL and has agreed to process certain quantities of product for NSL.

NOW THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are recited herein, the parties agree as follows:

ARTICLE I - DEFINITIONS

Each of the following defined terms means the singular or the plural as required by the context in which the term appears:

1.1 "BATCH" shall mean all Excess Colostrum of a uniform character and quality that is produced from a single manufacturing procedure in accordance with established parameters and according to a single manufacturing order during that same cycle of manufacture.

1.2 “EXCESS COLOSTRUM” shall mean all Grade A Colostrum available from time to time, if any, after Mach One has met its manufacturing and production needs.

1.3 "COST OF MANUFACTURING" shall mean the sum of:

(i) the direct labor costs, including benefits, associated with making and fully packaging each Product; and

(ii) the manufacturing plant overhead costs associated with making and fully packaging each Product, including without limitation: manufacturing plant administrative salaries, including benefits; rent; equipment and manufacturing plant maintenance; real estate taxes; utilities; insurance; depreciation; amortization; and quality control costs; and

(iii) the raw material and related costs associated with making and fully packaging each Product.

All such costs shall be calculated in accordance with United States generally accepted accounting principles consistently applied.

1.4 "FACILITY" shall mean Mach One's manufacturing facility located at 974 Silver Beach Road, Belgium, WI 53004.

1.5 "MARGIN" shall mean TEN PERCENT (10%) of the Cost of Manufacturing as defined herein.

1.6 "PERSON" shall mean any individual, partnership, association, governmental instrumentality, corporation, trust or other legal person or entity.

1.7 "PROCESSING," "PROCESS," and "PROCESSED" shall have comparable meanings and shall mean the act of manufacturing and inspecting Product in accordance with this Agreement, specified procedures and Specifications.

1.8 "PROCESSING FEE" shall mean the consideration payable to Mach One for Processing each Batch of Product.

1.9 "PRODUCT" shall mean those products from time to time set forth in a schedule hereto which NSL requests that Mach One Process and Mach One agrees to Process.

1.10 "PROPRIETARY INFORMATION" shall mean all confidential information disclosed by one Party to the other at any time prior to or during the term of this Agreement pursuant to or in furtherance of this Agreement, except that which the Party receiving such Proprietary Information can establish by competent evidence:

(i) was known to the receiving Party or any of its Affiliates at the time of disclosure;

(ii) was generally available to the public or was otherwise part of the public domain at the time of disclosure;

(iii) became generally available to the public or became otherwise part of the public domain after disclosure other than through any act or omission of the receiving Party in breach of this Agreement;

(iv) was independently developed by the receiving Party or any of its Affiliates without the aid, application or use of the Proprietary Information disclosed; or

(v) became known to the receiving Party after disclosure from a source who had the lawful right to disclose such information, other than the disclosing Party and other than from a third party who had an obligation to the disclosing Party not to disclose such information to others.

The Specifications and all other information generated by Mach One with respect to Processing of Product shall be deemed the Proprietary Information of NSL, with the exception of information relating to the Process made by Mach One in its existing technology which are generally applicable to the manufacture of products.

1.11 "REGULATORY AUTHORITIES" shall mean any governmental or regulatory authorities having jurisdiction over the manufacture and commercial sale of any Product.

1.12 "SPECIFICATIONS" shall mean, with respect to each Product, those specifications and services set forth in a Schedule supplied by NSL at the time Mach One is engaged to manufacture such Product.

1.13 "TECHNOLOGY" shall mean all the technical information, whether tangible or intangible, including (without limitation) any and all data, techniques, discoveries, inventions, processes, know-how, patents (including any continuation, extension, re-issue or renewal patents), patent applications, inventor certificates, trade secrets, methods of production and other proprietary information, that NSL has rights to (as either owner, licensee or sublicensee), or may hereafter obtain rights to, relating to the Products; and specifically excluding information relating to the Process made by Mach One in its existing technology which are generally applicable to the manufacture of products.

1.14 "WASTE" shall mean all rejects or waste relating to the manufacture of a Batch, including but not limited to rejected, excess or unusable Raw Materials or Product.

ARTICLE II – EXCLUSIVE PURCHASE OF EXCESS COLOSTROM FROM MACH ONE; FEE FOR EXCLUSIVITY; PAYMENT BEFORE MANUFACTURE

2.1 EXCLUSIVE PURCHASE OF EXCESS COLOSTRUM. NSL irrevocably agrees, during the term of this Agreement, to promptly and immediately purchase all Excess Colostrum of Mach One upon the giving of written notice by Mach One to NSL. Such notice shall not be less than monthly.

2.2 PAYMENT FOR EXCESS COLOSTRUM. NSL agrees to pay Mach One in full for all Excess Colostrum within thirty (30) days after receipt of notice provided in Section 2.1 above. During the Term of this Agreement NSL and Mach One hereby agree that all Excess Colostrom shall be sold to NSL by Mach One at $31.00 per gallon.

2.3 PAYMENT FOR EXCESS COLOSTRUM AS CONDITION TO MANUFACTURE OF NSL PRODUCT. It is expressly agreed by the parties that prompt payment for Excess Colostrum is an express condition to Mach One’s agreement to Manufacture Product as provided in Article III below. Further, the failure of NSL to promptly make three consecutive payments for Excess Colostrum on a timely basis shall be grounds for Mach One to immediately call a default under this Agreement and terminate the exclusive right of NSL to further purchase Excess Colostrum.

ARTICLE III: MANUFACTURE OF PRODUCT; PROCESSING OF MATERIALS

3.1 MACH ONE SERVICES. Provided NSL payment for Excess Colostrum are current, Mach One shall (i) provide all required Raw Materials; (ii) furnish all labor, equipment and facilities necessary, (iii) Process Product and (iv) ship the Product on a regularly scheduled basis.

For each Batch Processed by Mach One, Mach One agrees to exercise its best efforts to meet the following Processing schedule:

1. Mach One will quality inspect and endeavor to release Product within five (5) business days of the completion of Processing.

2. Mach One shall Process as quickly as possible and, promptly notify NSL of completion of Processing of each batch.

Mach One may, without the consent of NSL, arrange for any Product to be formulated, labeled and packaged by an Affiliate of Mach One, or, with the consent of NSL (such consent not to be unreasonably withheld), by a third party under a contract with Mach One, in either case at facilities which comply with current good manufacturing practices as established by the applicable

Regulatory Authorities in the countries in which such Product is approved for commercial sale; provided that nothing herein shall be construed to diminish or limit Mach One's responsibilities to fulfill its obligations hereunder.

Mach One shall, at NSL's request, cause the Product to be labeled and packaged in accordance with the applicable requirements of the appropriate Regulatory Authorities of each country and NSL's reasonable instructions.

Nothing in this Agreement shall preclude Mach One from performing manufacturing services for Mach One or for third parties other than NSL.

3.2 WASTE DISPOSAL

Mach One shall be responsible for disposal of all Waste of manufacturing produced at Mach One's Facility. All costs incurred pursuant to this section shall be charged to and paid for by NSL.

ARTICLE IV - DELIVERY AND TITLE

4.1 Mach One shall ship the Product at NSL's expense and in accordance with NSL's written instructions, FOB Mach One's Facility.

4.2 Title to all work in process to produce Product, and all completed Product, shall at all times remain in NSL Mach One shall assume liability for, and defend, indemnify and hold NSL, its employees, agents, officers and directors harmless from and against any loss or damage relating to the Raw Materials, the work in process to produce Product and completed Product arising from Mach One's negligence or willful misconduct while Mach One has custody and control over the Raw Materials, work in process to produce the Product and/or the completed Product.

4.3. Upon such receipt, NSL may reject Product on a Batch-by-Batch basis only (i) in the event such Batch of Product fails to meet the Specifications, and (ii) by giving written notice of rejection to Mach One within twenty (20) days following receipt by NSL. The failure of NSL to reject Product in the manner set forth above shall constitute acceptance thereof. Acceptance of a Batch by NSL shall be deemed final disposition, and a subsequent rejection of the Batch by NSL shall not be allowed.

4.4 (a) Any claim by NSL submitted to Mach One pursuant to Section 4.3 shall be accompanied by a specific reason for rejection and a report or analysis demonstrating how Product is non-compliant with Specifications, and shall be handled as hereafter set forth in this Section 4.4.

(b) Should NSL reject any Batch pursuant to Section 4.3, and Mach One agrees that such rejection was justified, Mach One shall promptly credit NSL's account for the Processing Fee paid pursuant to Section 5.1.

(c) Should NSL reject any Batch pursuant to Section 4.3, and should Mach One, after good faith negotiation, fail to agree that such rejection was justified, the Parties shall each appoint an independent third party and these two shall select a qualified third to test samples of such Batch and to review records and test data and other relevant information developed by both Parties relating thereto to ascertain liability for the breach. The findings of such third party shall be binding upon both Parties. If the Product is found to meet NSL's specifications in all material respects, NSL shall pay the costs of such tests and shall be deemed to have accepted the Product. If the Product is not found to meet Specifications or Master Batch Records in all material respects, Mach One shall pay the costs of such tests and shall promptly credit NSL's account for the Processing Fee paid pursuant to Section 5.1.

ARTICLE V - PROCESSING FEE AND PAYMENT

5.1 The Processing Fee payable to Mach One for Processing each Batch of NSL's Product is specified as follows:

5.1.1 The Raw Materials that are ordered by Mach One are part of the Processing Fee. Raw Materials purchased by Mach One and used in the Processing of each Batch will be invoiced as part of the cost hereunder. Mach One will forward originals of receiving documents to NSL and will provide NSL such quality control documentation that accurately tracks all accepted and/or rejected materials so that NSL may track the associated invoices and/or credits from the supplying vendor.

5.1.2 The price per Batch for Processing each Product will be Mach One's Cost of Manufacturing such Product plus Mach One’s Raw Material Cost plus the Margin on the total thereof.

5.2 Mach One shall invoice NSL for the full Processing Fee on a monthly basis. All invoices shall be due and payable within thirty (30) calendar days after receipt of the invoice by NSL If NSL disagrees for any reason with the amount of an invoice submitted by Mach One, NSL shall notify Mach One in writing of such disagreement within thirty (30) calendar days of receipt of such invoice, and the Parties shall promptly attempt to resolve the difference. Mach One shall reference NSL's Purchase Order on all invoices.

5.3 Mach One shall keep full and true books of account and other records in sufficient detail so that the Processing Fee payable to Mach One hereunder can be properly ascertained. Mach One agrees, at the request of and expense of NSL, to permit an independent certified public accountant selected by NSL (except one to whom Mach One has some reasonable objection) to have access, during ordinary business hours, to such books and records as may be necessary to determine in respect of invoices for Product delivered not more than two (2) years prior to the date of such request the correctness of any determination of the Processing Fee for the Product contained in such invoice, but in no event shall any invoice be subject to such accountant's determination more than once. The basis for any determination of such accountant shall be made available for review and comment by Mach One and reconsidered if Mach One so requests, and if the parties do not agree as to the determination of such Processing Fee, a further determination shall be made at Mach One's expense by another internationally recognized independent certified public accountant selected by NSL from among three proposed by Mach One and such accountant shall make a final determination. Such final determination shall be binding upon the parties hereto. Such accountant shall not disclose to NSL any information relating to the business of Mach One except that which should properly have been contained in any invoice or other report required hereunder.

ARTICLE VI - TERMS AND CONDITIONS

6.1 Mach One shall perform services under this Agreement in compliance with current Good Manufacturing Practices and follow the Mach One standard operating procedures in effect as of the date of this Agreement, and any written revisions as may later be required by NSL and agreed to by Mach One. Mach One shall not implement any changes, material or otherwise, relating to any Product or its Process procedures without first obtaining the written approval of NSL, which approval shall not be unreasonably withheld. A change is defined as any variation in the written procedures currently in place that (a) impacts the regulatory commitments for the Product, (b) may require revalidation, (c) may affect the quality, purity, identity or strength of the Raw Materials or Product, or (d) would necessarily result in changing, altering or modifying the NSL or Mach One Specifications, test methods, sampling procedures, validation procedures relating to the Product.

6.2 NSL will inform Mach One in writing of any modifications to the Specifications; the relevant documents and related schedules to this Agreement will be revised accordingly without requiring any formal mutual amendment. Upon written acceptance of said modifications, Mach One shall immediately implement the modified documents and procedures pertinent to the modified Specifications. Similarly, Mach One shall advise NSL in writing of any proposed or required changes in procedures prior to their implementation.

6.3 Mach One warrants that each Product shall be Processed in accordance with the Specifications for such Product and shall be Processed in accordance with applicable regulations of applicable Regulatory Authorities. Mach One shall provide to NSL such information as NSL may require with respect to the Facility and the Process in connection with NSL or its licensees or distributors obtaining regulatory approval for commercial sale of the Products.

6.4 Mach One shall permit NSL representatives to enter Mach One's Facility upon reasonable notice and at reasonable intervals during regular business hours for the purpose of making quality control inspections of the facilities used in manufacturing, receiving, sampling, analyzing, storing, handling, packaging, shipping and disposing of the Raw Materials, Product and Waste relative to NSL's Product as NSL may reasonably request. NSL shall also have the right to have suitable representatives present in Mach One's plant to observe the Processing of the Product, storing, shipping and disposal processes relevant to NSL's Product.

6.5 Mach One shall have primary responsibility for adopting and enforcing safety procedures for the handling and production of the Raw Materials, compounded bulk and Product that comply in all material respects with all environmental and occupational safety and health requirements and any other applicable regulatory requirements. Such responsibilities shall terminate as to Product upon delivery to a NSL-designated carrier and as to Waste upon delivery thereof to the approved waste contractor.

ARTICLE VII - CONFIDENTIAL INFORMATION

7.1 Except to the extent expressly authorized by this Agreement, during the term of this Agreement and following the expiration or termination of this Agreement, neither Party shall:

(a) Disclose, publish or make available any Proprietary Information disclosed to it by the other to any third party, including employees who do not need to know or have access to such Proprietary Information.

(b) Sell, transfer or otherwise use or exploit any such Proprietary Information disclosed to it by the other Party.

(c) Knowingly permit the sale, transfer, use or exploitation by a third party of any such Proprietary Information disclosed to it by the other Party which may have been disclosed to such third party, including employees who do not need to know or have access to such Proprietary Information.

7.2 During the term of this Agreement, neither Party shall make any press release or other disclosure of the terms of this Agreement without the prior written consent of the other Party, except as required by a court of competent jurisdiction and pursuant to the disclosure requirements of Regulatory Authorities.

7.3 Notwithstanding the provisions of Section 7.1 hereof, Mach One and NSL may, to the extent necessary, disclose and use Proprietary Information (a) for the purpose of securing institutional or government approval to clinically test or market any Product, (b) to the extent necessary or useful to commercialize any Product if such Proprietary Information is disclosed in a manner that preserves the confidentiality thereof upon terms reasonably equivalent to those set forth herein; provided, however, that in each such instance any such disclosure shall be made to persons which either have agreed to be bound by or are already subject to a duty of confidentiality, for the benefit of a party hereto, substantially the same as that set forth in Section 7.1 hereof, wherever reasonably possible.

ARTICLE VIII - INDEMNIFICATION AND INSURANCE

8.1 NSL shall defend, indemnify and hold harmless Mach One, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) ("CLAIM") including, but not limited to, the costs for environmental sampling, cleanup and remediation, arising out of Mach One's disposal of NSL's Waste in accordance with this Agreement, or the breach of any representation or warranty made by NSL herein or the handling, possession or use of the Product following delivery to a common carrier, except to the extent that the Claim is based on, arises out of, or is due to the negligence or misconduct of, or breach of this Agreement by, Mach One or its officers, agents, employees or Affiliates.

8.2 Mach One shall defend, indemnify and hold harmless NSL, its officers, agents, employees and Affiliates from any Claim, including, but not limited to, the costs for environmental sampling, cleanup and remediation, arising out of or related to the breach of any representation or warranty made by Mach One herein, Mach One's negligence or misconduct, or the failure to Process the Product in accordance with the Specifications, except to the extent that the Claim is based on, arises out of, or is due to the negligence or misconduct of, or breach of this Agreement by, NSL or its officers, agents, employees or Affiliates.

8.3 In any case under this Agreement where one Party has indemnified the other against any Claim or legal action, indemnification shall be conditioned on compliance with the procedure outlined below. Provided that prompt notice is given of any Claim or suit for which indemnification might be claimed, the indemnifying Party will defend, contest or otherwise protect any such Claim or suit at its own cost and expense. The indemnified Party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying Party shall be entitled to control the defense unless the indemnified Party has relieved the indemnifying Party from liability with respect to the particular Claim. If the indemnifying Party fails to timely defend, contest or otherwise protect against any such Claim or suit, the indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying Party, including reasonable attorneys' fees, disbursements and all amounts paid as a result of such Claim or suit or the compromise or settlement thereof; provided, however, that if the indemnifying Party undertakes the timely defense of such Claim or suit, the indemnified Party shall not be entitled to recover from the indemnifying Party for its costs incurred in the defense thereof. The indemnified Party shall cooperate and provide such assistance as the indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification.

8.4 NSL and Mach One each represent that they are sufficiently self-insured or insured against any liability arising under this Article VIII, that each will name the other as an additional named insured on all policies of insurance, and that each will provide the other with a certificate of insurance in amounts reasonably satisfactory to the other, such certificate evidencing coverage amounts and providing that coverage not cancellable without at least thirty (30) day advance written notice.

ARTICLE IX - RECALLS

9.1 If any Raw Materials or Product must be recalled by reason of failure to meet any applicable Specifications, requirements of any applicable Regulatory Authority or any other requirements of law, NSL shall have the sole responsibility to effect the recall. Mach One shall cooperate as reasonably required in NSL's efforts, and shall notify NSL if it is determined by Mach One that such a recall is warranted based on Mach One's quality control findings.

9.2 NSL shall reimburse Mach One for any costs reasonably expended by Mach One to effect the recall.

ARTICLE X - RECORDS AND AUDITS

10.1 During the term of this Agreement and for two (2) years after the expiration date of any particular Batch of Product manufactured by Mach One for NSL, Mach One shall maintain records and samples relating to such Batch(es) sufficient to substantiate and verify its duties and obligations hereunder, including but not limited to records of orders received, Raw Materials provided, Product manufactured, work in progress, validation reports, Processing analyses and quality control tests, disposal of Waste, and the like.

10.2 Mach One shall allow NSL representatives, upon reasonable notice and at reasonable intervals during normal business hours, to enter Mach One's plant for the purpose of taking inventories. Mach One shall further allow NSL representatives, upon reasonable notice and at such intervals as may be reasonably necessary, to examine and copy the records referenced in Section 10.1 during normal business hours for product liability, regulatory and quality control purposes.

ARTICLE XI - TERM AND TERMINATION

11.1 Subject to the termination provisions of Section 11.2, the initial term of this Agreement shall commence as of March 1, 2008 ("EFFECTIVE DATE") and end on February 28, 2018, and shall thereafter be automatically renewed for successive one (1) year terms and shall continue in full force and effect until terminated by either Party by written notice to the other at least nine (9) months before the end of the initial term or on nine (9) months' written notice thereafter.

11.2 In addition to each Party's right to terminate this Agreement under Section 11.1 above, each Party shall have the right to terminate this Agreement by giving the other Party written notice only if:

(a) the failure of NSL to timely pay as provided in Section 2.3 above, or otherwise as provided in this agreement after written notice and sixty (60) days to cure such nonpayment; or

(b) the other Party fails to perform or violates any material provision of this Agreement (other than payment covered in (a) above) in any material respect, and such failure continues unremedied for a period of thirty (30) days after the date the notifying Party gives written notice to the defaulting Party with respect thereto; or

(c) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other Party makes or executes any assignment for the benefit of creditors, or a receiver is appointed to control the business of the other Party; or

This Agreement shall terminate immediately upon the giving of notice of termination pursuant to this Section 11.2.

11.3 The termination of this Agreement shall not operate to relieve Mach One from its obligation to Process and deliver all Product prior to receipt of notice of such termination, unless such termination is effected pursuant to Section 11.2, or of NSL's obligation to accept delivery of Product and pay for such Processing, unless such termination is effected as a result of a breach of this Agreement by Mach One pursuant to Section 11.2(b).

ARTICLE XIII - TRADEMARKS AND LABELING

12.1 Mach One shall not affix to the Product, or any packaging thereof, any label, stamp or other mark identifying Mach One as the source of the Product except as may be required by applicable laws or regulations.

12.2 Nothing contained herein shall give Mach One any right to use any NSL copyright or trademark, and Mach One shall not obtain any right, title, or interest in any NSL trademark by virtue of this Agreement or its performance of services hereunder.

ARTICLE XIII - RELATIONSHIP OF PARTIES

13.1 It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give such party the power or authority to act for, bind or commit the other Party in any way whatsoever.

ARTICLE XIV - WARRANTIES

14.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MACH ONE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.2 OTHER THAN AS EXPRESSLY SET FORTH ELSEWHERE IN THE AGREEMENT, NEITHER MACH ONE NOR NSL SHALL BE LIABLE FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

ARTICLE XV - ASSIGNMENT AND DELEGATION

15.1 This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign, amend or otherwise modify this Agreement without the prior written consent of the non-assigning Party. Except as otherwise permitted hereunder, Mach One shall Process all Product at the Facility.

ARTICLE XVI - GOVERNING LAW

16.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

ARTICLE XVIII - FORCE MAJEURE

17.1 Neither Party hereto shall be liable to the other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such Party's performance hereunder, if such delay or default is caused by conditions beyond such Party's control including, but not limited to, acts of God, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts, epidemic or failure of suppliers, public utilities or common carriers.

17.2 Mach One shall have no liability for any loss to Raw Materials or Product stored by Mach One pursuant to Article II, unless caused by Mach One's negligence.

17.3 Each Party hereto agrees to promptly notify the other Party of any event of force majeure under Section 18.1 above and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event.

ARTICLE XVIII - NOTICES

18.1 All notices and other communications required or desired to be given or sent by one party to the other party shall be in writing, in the English language, and shall be deemed to have been given (a) on the date of delivery, if delivered to the persons identified below, (b) five calendar days after mailing if mailed, with proper postage, by certified or registered airmail, postage prepaid, return receipt requested, addressed as set forth below, (c) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telex or telecopy, or (d) two business days after delivered to an internationally recognized overnight courier service marked for overnight delivery, as follows:

To NSL: Nutritional Solutions LLC

1608 Saintsbury Drive

Las Vegas, NV 89144

Attn: Managing Member

To Mach One: Mach One Corporation

974 Silver Beach Road

Belgium, WI 53004

Attn: Chief Executive Officer

Any party may change such party's address for notices by notice duly given pursuant to this Article.

ARTICLE XIX - ENTIRE AGREEMENT

19.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties.

ARTICLE XX - CAPTIONS

20.1 The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

ARTICLE XXI - COUNTERPARTS

21.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective on this date first set forth above.

MACH ONE CORPORATION

NUTRITIONAL SOLUTIONS LLC

A Nevada corporation

A Nevada corporation

By:

Name:

Name:

Title:

Title: